Consent of Independent Registered Public Accounting Firm

Resolve Staffing Inc.
Cincinnati, OH

We hereby consent to the incorporation by reference in this Form S-8 of our report dated March 18, 2005, relating to the consolidated financial statements of Resolve Staffing, Inc. and Subsidiary, for the year ended December 31, 2004.

PKF
Certified Public Accountants
A Professional Corporation
San Diego, CA
January 16, 2006